Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Barry Sloane
BSloane@CenturyBank.com
Phone:	781-393-4150

CENTURY BANK ANNOUNCES ADDITIONS TO BOARD OF DIRECTORS

MEDFORD, MA, Oct. 13, 2020 – Century Bank, New England’s largest family-controlled bank, has elected Dr. Anthony P. Monaco, President of Tufts University, and Dr. O’Neil Britton, Chief Medical Officer and Senior Vice President at Massachusetts General Hospital, to the Century Bancorp Board of Directors and the Century Bank and Trust Company Board of Directors.

“These new members were carefully chosen for their integrity, experience and diverse leadership backgrounds in health care and academia,” said Barry R. Sloane, Chairman, President and CEO of Century Bank. “The addition of President Monaco and Dr. Britton help ensure we are equipped with the knowledge, skills and perspectives needed as the bank continues to grow. We are fortunate to have them join us.”

“President Monaco and Dr. Britton embody the values that have been the foundation of Century Bank from the start - a commitment to excellence and best practices,” said Linda Sloane Kay, Vice Chair of Century Bank. “I know our Board of Directors are looking forward to utilizing their broad range of knowledge and insights.”

President Monaco has been the President of Tufts University since 2011. A distinguished leader, scientist and teacher, President Monaco’s achievements range from discovering the gene responsible for X-linked Duchenne muscular dystrophy to spearheading campus-wide efforts on diversity and inclusion, sexual misconduct prevention, student mental health and sustainable operations. President Monaco has recently taken on a leadership role in defining higher education’s mission in assisting community needs in response to COVID-19.

From Wilmington, Delaware, President Monaco earned his undergraduate degree at Princeton University and his M.D. and Ph.D. through Harvard Medical School’s Medical Scientist Training Program.

Dr. Britton has served as Chief Medical Officer and Senior Vice President at Massachusetts General Hospital (MGH) since 2016. Dr. Britton provides administrative oversight to numerous departments at MGH and continues to see patients, teach, and mentor house-officers and students in the role of a hospitalist. Prior to joining MGH, Dr. Britton was the Chief Health Information Officer for Partners Healthcare where he provided leadership in the development and implementation of Partners eCare, an initiative that changed care through the digitization of electronic medical records.

Born in Kingston, Jamaica, Dr. Britton immigrated to New York as a teenager. He is a graduate of the City College of New York and Rutgers New Jersey Medical School. He also completed the Deland Fellowship, an administrative fellowship in health care management at Brigham and Women’s Hospital.

About Century Bancorp, Inc.

Century Bank, a subsidiary of Century Bancorp, Inc. (NASDAQ: CNBKA), is a state chartered full service commercial bank, operating twenty-seven, full-service branches in the Greater Boston area, with a full range of business, personal and institutional services. Century Bank is a member of the FDIC and is an Equal Housing Lender.

Corporate Headquarters is located at 400 Mystic Avenue, Medford, MA 02155. Branches are located in Allston, Andover, Beverly, Boston, Braintree, Brookline, Burlington, Cambridge, Everett, Lynn, Malden, Medford, Newton, Peabody, Quincy, Salem, Somerville, Wellesley, Winchester and Woburn. For more information, please visit CenturyBank.com.

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